Filed Pursuant to Rule 433
Registration No. 333-133852
BANK OF AMERICA CORPORATION
74,000,000 Depositary Shares, Each Representing a 1/1000th Interest in a Share of
Floating Rate Non-Cumulative Preferred Stock, Series E
FINAL TERM SHEET
Dated October 30, 2006

Issuer:	Bank of America Corporation

Security:	Depositary Shares each representing a 1/1000th interest in a share of Bank of America Corporation Floating Rate Non-Cumulative Preferred Stock, Series E

Ratings:	A1 (Moody’s)/ A (S&P)/ A+ (Fitch)

Size:	74,000,000 Depositary Shares

Maturity:	Perpetual

Day Count:	Actual/360

Trade Date:	October 30, 2006

Settlement Date:	November 6, 2006 (DTC)

Dividend Rate (Non-Cumulative):	The greater of (1) 3 Month LIBOR plus 0.35%, and (2) 4.00%

Dividend Payment Date:	February 15, May 15, August 15, and November 15 of each year, beginning February 15, 2007

Redemption:	On any Dividend Payment Date on or after November 15, 2011(subject to limitations described in the prospectus supplement dated October 30, 2006)

Public Offering Price:	$25.00 per depositary share

Underwriting Commissions:	$18,500,000

Net Proceeds (before expenses) to Bank of America Corporation:	$1,831,500,000

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co., Inc. UBS Securities LLC Muriel Siebert & Co., Inc. Samuel A. Ramirez & Company, Inc.

Listing:	NYSE

CUSIP for the Depositary Shares:	060505 81 5
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury — Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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